================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      Under
                           THE SECURITIES ACT OF 1933
                           COMMISSION FILE NO. 0-14278


                              MICROSOFT CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         WASHINGTON                                      91-1144442
(State or other jurisdiction                             (IRS Employer
of incorporation or organization)                        Identification No.)

                                ONE MICROSOFT WAY
                         REDMOND, WASHINGTON 98052-6399
                                 (206) 882-8080
--------------------------------------------------------------------------------
                   (Address, including zip code, and telephone
              number including area code, of registrant's principal
                                executive office)

                    ----------------------------------------
                                William H. Neukom
                                 Vice President,
                            Law and Corporate Affairs
                                One Microsoft Way
                         Redmond, Washington 98052-6399
                                 (206) 882-8080
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ----------------------------------------
                        Copies of all communications to:
                                 Mark R. Beatty
                            Christopher H. Cunningham
                              Preston Gates & Ellis
                              5000 Columbia Center
                                701 Fifth Avenue
                         Seattle, Washington 98104-7078

                    ----------------------------------------

================================================================================

         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholder shall determine.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
                                                  / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:

                                                  /X/

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 89(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

 Title of each class                             Proposed maximum       Proposed maximum
 of securities to be        Amount to be        offering price per     aggregate offering         Amount of
      registered             registered               share*                 price*           registration fee
 -------------------        ------------        ------------------     ------------------     ----------------
     Common stock           11,325 shares           $96.0625             $1,087,907.81             $375.14
      par value
       $.00005

         *Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on September 13, 1995, as reported on the Nasdaq Stock Market.

                 The Index to Exhibits is located at Page II-4.

                              CROSS REFERENCE SHEET

                              MICROSOFT CORPORATION

     Item No.                             Item                                   Location in Prospectus
     --------                             ----                                   ----------------------
        1           Forepart of the Registration Statement and        Facing page; cross-reference sheet; cover
                    Outside Front Cover Page of Prospectus            page of Prospectus

        2           Inside Front and Outside Back Cover Pages of      Available Information; Incorporation of
                    Prospectus                                        Certain Documents by Reference

        3           Summary Information, Risk Factors and Ratio of    Cover Page of Prospectus
                    Earnings to Fixed Charges

        4           Use of Proceeds                                   Not Applicable

        5           Determination of Offering Price                   Not Applicable

        6           Dilution                                          Not Applicable

        7           Selling Security Holders                          Selling Security Holders

        8           Plan of Distribution                              Not Applicable

        9           Description of Securities to be Registered        Incorporation of Certain Documents by
                                                                      Reference

        10          Interest of Named Experts and Counsel             Experts

        11          Material Changes                                  Not Applicable

        12          Incorporation of Certain Information by           Incorporation of Certain Information by
                    Reference                                         Reference

        13          Disclosure of Commission Position on              Disclosure Of Commission Position On
                    Indemnification for Securities Act Liabilities    Indemnification For Securities Act
                                                                      Liabilities

                    Exhibit Index                                     Page II-4

                                   PROSPECTUS

                              MICROSOFT CORPORATION
                          11,325 Shares of Common Stock
                         Par Value of $.00005 Per Share

                    ----------------------------------------

         This Prospectus relates to up to 11,325 shares of common stock (the "Shares") of Microsoft Corporation (the "Company") which may be offered from time to time by the selling security holders named herein (the "Selling Security Holders"). The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs relating to the registration of the Shares estimated to be approximately $6,000.

         The Shares are registered as a result of a merger (the "Merger") of Microsoft Corporation, a Washington corporation ("Microsoft") and 3G Graphics, Inc., a Washington corporation ("3G"). In an agreement related to the Merger, each Selling Security Holder entered into an investment agreement with Microsoft (the "Agreement"). The Agreement limits the amount of shares the Selling Security Holder may sell during the first eighteen months after the Merger is consummated.

         The Company has been advised by each Selling Security Holder that, subject to the terms of the Investment Agreement, he or she expects to offer his or her shares through brokers and dealers to be selected by him or her from time to time. The Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Subject to the terms of the Investment Agreement, each Selling Security Holder may pledge all or a portion of the Shares owned by him or her as collateral in loan transactions. Upon default by such a Selling Security Holder the pledgee in such loan transaction would have the same rights of sale as the Selling
Security Holder under this Prospectus. Subject to the terms of the Investment Agreement, each Selling Security Holder may also transfer Shares owned by him by gift and upon any such transfer the donee would have the same rights of sale as such Selling Security Holder under this Prospectus. Each Selling Security Holder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The Shares are traded on the Nasdaq Stock Market. The average of the high and low prices of the Shares as reported on the Nasdaq Stock Market on September 13, 1995 was $96.0625 per share.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                    ----------------------------------------

               The date of this Prospectus is September 18, 1995.

         All of the securities to be registered hereby are to be offered for the account of security holders.

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

                    ----------------------------------------


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended June 30, 1994.

         2.  The Company's Proxy Statement dated September 27, 1994.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994.

         5. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

         6. The description of the Common Stock of the Company which is contained in the registration statement of the Company filed on form S-4, dated February 17, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080, Attention David Corning.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                    ----------------------------------------

         This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                   THE COMPANY

         Microsoft Corporation, a Washington corporation, has its principal executive offices at One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080. Microsoft was founded as a partnership in 1975 and was incorporated in 1981. The Company, develops, manufactures, licenses, sells, and supports a wide range of software products, including operating system platforms for personal computers (PCs), workstations, and servers; business and consumer applications for productivity, reference, education, and entertainment; and development tools. Microsoft also sells personal computer books and input devices, and is engaged in the research and development of online and advanced technology software products. The Company's products are available for 16-bit and 32-bit microcomputers, including AST Research, Acer, Apple, Digital Equipment Corporation, Dell, Compaq, Gateway 2000, Hewlett-Packard, International Business Machines (IBM), NEC, Olivetti, Packard Bell, and Toshiba. Microsoft develops most of its software products internally using proprietary development tools and methodology. The Company markets and distributes its products domestically and internationally through the original equipment manufacturer ("OEM") channel and through the finished goods channels primarily by means of independent distributors and resellers.

                            SELLING SECURITY HOLDERS

         The 11,325 Common Shares of the Company described in this Prospectus are owned by the individuals listed below. All of the shares offered hereby were acquired by the listed individuals in connection with the Microsoft acquisition of 3G. Gail L. Giaimo has entered into a Temporary Employment Agreement with Microsoft dated as of July 31, 1995, but the Selling Security Holders do not have any other material relationship with the Company.

                                          No. of Shares
             Name of                       Owned Prior              Received from                 Shares
   Selling Security Holders (1)           Offering (2)                 Company                    Owned
   ----------------------------           -------------             -------------                 ------
Glenn P. and Gail L. Giaimo                        0                     10,759                   10,759

Ann S. Woodliff                                    0                        566                      566
                                           ---------                  ---------                 --------

Total                                              0                     11,325                   11,325

         (1) None of the Selling Security Holders held any office with the Company during the last three years.

         (2) All amounts are less than 1% of the issued and outstanding shares of common stock of the Company.

                                     EXPERTS

         The consolidated financial statements of the Company as of June 30, 1994, and 1993 and for each of the three years in the period ended June 30, 1994, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.



              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Article XII of the Company's Restated Articles of Incorporation authorizes the Company to indemnify any present or former director, officer, employee, or agent of the Company, or a person serving in a similar post in another organization at the request of the Company, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.08.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

       Registration Fee--                                       $  375.14
       Securities and Exchange Commission
       Accountant's Fees                                         1,000.00
       Legal Fees                                                4,000.00
       Miscellaneous                                               500.00
                                                                ---------
                Total                                           $5,875.14
                                                                =========

Item 15. Indemnification of Directors and Officers

         Article XII of the Restated Articles of Incorporation of the Company authorizes the Company to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

         The directors and officers of the Company are entitled to indemnification by the Selling Security Holders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of the Selling Security Holder (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Security Holder or such underwriter.

Item 16. List of Exhibits.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on the 14 th day of September, 1995.

                          MICROSOFT CORPORATION


                          By /s/ Michael W. Brown
                             ---------------------------------------------------
                          Its:  Vice President, Finance; Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                                       Dated:  September 12, 1995

/s/ Michael W. Brown
------------------------------------
Vice President, Finance; Chief
Financial Officer (Principal Financial
and Accounting  Officer)


/s/ William H. Gates III                    Chairman, Chief Executive Officer,                  August 29, 1995
------------------------------------
William H. Gates III                        Director (Principal Executive Officer)


/s/ Paul G. Allen                           Director                                            August 28, 1995
------------------------------------
Paul G. Allen


/s/ Richard A. Hackborn                     Director                                            August 28, 1995
------------------------------------
Richard A. Hackborn


/s/ David F. Marquardt                      Director                                            August 30, 1995
------------------------------------
David F. Marquardt


/s/ Robert D. O'Brien                       Director                                            August 25, 1995
------------------------------------
Robert D. O'Brien


/s/ William G. Reed, Jr.                    Director                                            August 24, 1995
------------------------------------
William G. Reed, Jr.


/s/ Jon A. Shirley                          Director                                            August 25, 1995
------------------------------------
Jon A. Shirley

                                INDEX TO EXHIBITS

Exhibit No.                                          Description                                 Page or Footnote
-----------                                          -----------                                 ----------------
3.1                                 Restated Articles of Incorporation                                    (1)

3.2                                 Bylaws                                                                (1)

5                                   Opinion of Counsel re: legality

13                                  1994 Annual report to Shareholders                                    (1)

23.1                                Consent of Deloitte & Touche as Independent Accountants

23.2                                Consent of Preston Gates & Ellis                                      (2)

--------
(1) Incorporated by reference to Microsoft's Form 10-K for the fiscal year ended June 30, 1994.

(2) Contained within Exhibit 5.

                                TABLE OF CONTENTS

                                                                                                               PAGE
AVAILABLE INFORMATION........................................................................................     2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................................................     2
THE COMPANY..................................................................................................     3
SELLING SECURITY HOLDERS.....................................................................................     3
EXPERTS......................................................................................................     4
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..........................     4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS.......................................................................  II-1
SIGNATURES...................................................................................................  II-3

INDEX TO EXHIBITS............................................................................................  II-4



                                      -vi-